CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions
"Financial Highlights" in the Prospectus and "Independent
Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and the incorporation by reference of our report, dated January 24, 2014, on the financial statements and financial highlights of Pioneer Select Mid Cap Growth Fund (one of the series constituting Pioneer Series Trust II) included in the Annual Report to the Shareowners for the year ended November 30, 2013 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 30 to the Registration Statement
(Form N-1A, No. 333-110037) of Pioneer Series Trust II.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 17, 2014